Exhibit 99.1

Contact:

Investors	News Media
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

MARTHA SULLIVAN APPOINTED CHIEF EXECUTIVE OFFICER OF SENSATA TECHNOLOGIES IN PLANNED LEADERSHIP TRANSITION

- Steve Beringhause named Senior Vice President of global Sensors business

ALMELO, The Netherlands – January 2, 2013 – Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) today announced that Martha Sullivan has assumed the role of Chief Executive Officer and a director of the company in a planned leadership transition that was effective yesterday. Ms. Sullivan, who continues to hold the title of President, succeeds Thomas Wroe, who stepped down as Chief Executive Officer on December 31, 2012. Wroe will remain on the Board of Directors and become Non-Executive Chairman. The CEO succession plan was first announced in April 2012.

Commenting on the transition, Ms. Sullivan said, “I would like to thank Tom for his leadership over the past 40 years in driving Sensata to be a leading global industrial technology company.” She added, “As I look forward to 2013 and beyond, I am proud to have the opportunity to continue our focus on being a world leader and early innovator in mission-critical sensors and electrical protection devices that improve the lives of millions of people every day.”

An engineer by training with nearly 30 years of experience, Ms. Sullivan joined Sensata’s predecessor company, Texas Instruments, in 1984 and held various management positions including Vice President of Sensor Products from 1997 to 2006. She has been Chief Operating Officer of Sensata since 2006 and President since 2010. Her past and present external positions include the Key Executive Council at Rensselaer Polytechnic Institute, President’s Alumni Council at Michigan Technological University, and Ford International Supplier Advisory Council. She was also recently inducted into the Academy of Mechanical Engineering at Michigan Tech and holds an Honorary Doctorate in Philosophy from that institution.

Sensata also announced today that Steve Beringhause has been named Senior Vice President of the global Sensors business. As previously announced Steve Major, his predecessor, retired on December 31, 2012. Mr. Beringhause joined Sensata’s predecessor company, Texas Instruments, in 1988 and served in various Design Engineering capacities. He was named as Vice President of Sensors Americas in 2006, Vice President of Sensors Asia in 2010 and Senior Vice President of Sensors Asia and the Americas in July 2012. He received his Bachelor of Science and Master’s degrees in mechanical engineering from the Massachusetts Institute of Technology in Cambridge, MA.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries.  Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.